U.S. SECURITIES U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4          STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP OF SECURITIES
======

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940.

___ Check this box if no longer subject to Section 16. Form 4 for Form 5 obligations may continue. See Instruction 1(b).


1. Name and Address of Reporting Person

        Hancher, Lowell G.
        1176 Pebblebrook Drive
        Noblesville, IN 46060


2. Issuer Name and Ticker or Trading Symbol

        Cycle Country Accessories Corp.

3. IRS or Social Security Number of Reporting Person (Voluntary)

        ###-##-####

4. Statement for Month/Year:

        August / 2002

5. If Amendment, Date of Original


6. Relationship of Reporting Person to Issuer

        Director

7.  Individual or Joint/Group Filing (Check if applicable line)
_X__           Form filed by One Reporting Person
____           Form Filed by More than One Reporting Person


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


TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

|1. Title of Security |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature |
|                     |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    | of In-   |
|                     |   Date   |   Code      |                             |   Beneficially |   Form:   | direct   |
|                     |          |             |                             |   Owned at     |   Direct  | Bene-    |
|                     |  (Month/ |             |                             |   End of       |   (D) or  | ficial   |
|                     |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect| Owner-   |
|                     |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     | ship     |
+---------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+----------+
  Common Stock          08/__/02     P     V       35,000      A       $2.61     138,000            I       Wife






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


TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

|1.          |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|            |        |          |         |           |                     |                |          |Number  |Owner- |       |
|            |        |          |         |           |                     |                |          |of      |ship   |       |
|            |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|            |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|            |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|            |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|            |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|            |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|            |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of    |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative  |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security    |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+





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Explanation of Responses:




/s/ Lowell G. Hancher                                  August 10, 2002
-------------------------------------                -------------------
Signature of Reporting Person                            Date


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